                                                               EXHIBIT 99.(e)(2)


                                         August ____, 2003


ALPS Distributors, Inc.
1625 Broadway, Suite 2200
Denver, Colorado 80202

Dear Mr. Burke:

Attached is an amended Schedule A to the Amended and Restated Distribution Agreement dated December 14, 1999 (the "Agreement") between Financial Investors Trust (the "Trust") and ALPS Mutual Funds Services, Inc. ("ALPS"), now known as ALPS Distributors, Inc. ("ADI"). The revised Schedule A will be effective as of _________2003. The purpose of the amendment is to reflect the inclusion of the American Freedom U.S. Government Money Market Fund therein and to delete certain series that are no longer part of the Trust. Pursuant to Article 3.3 of the Agreement, the Trust hereby requests that ADI acknowledge its acceptance of the terms contained in the revised Schedule.

The Trust and ADI each hereby acknowledge that their respective addresses have been changed from 370 17th Street, Suite 3100, Denver, Colorado 80202 to 1625 Broadway, Suite 2200, Denver, Colorado 80202.

Please indicate your acceptance of the foregoing by executing this letter and returning it to the Trust.

FINANCIAL INVESTORS TRUST

By:
    ------------------------
Name:  Traci A. Thelen
Title: Secretary

ALPS DISTRIBUTORS, Inc.

By:
    ------------------------
Name:  Edmund Burke
Title: President